                                                                    EXHIBIT 99.1

                             PRIVATE & CONFIDENTIAL

                              DATED: APRIL 14, 2003

                               ASSET PURCHASE AND

                          TECHNOLOGY LICENSE AGREEMENT

                                     BETWEEN

                           CRYOCATH TECHNOLOGIES INC.

                                       AND

                                 ENDOCARE, INC.

*** Certain confidential portions of this Exhibit were omitted by means of marking such portions with an asterisk (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 24b-2 under the 1934 Act.

                                TABLE OF CONTENTS

ARTICLE                                                                                            PAGE NO.
1.      Definitions and Interpretation...........................................................      2

PART A - LICENSE.................................................................................      9
2.      Grant of rights..........................................................................      9
3.      Sublicenses..............................................................................     10
4.      Export Compliance........................................................................     12

PART B - PURCHASE AND SALE.......................................................................     12
5.      Acquisition..............................................................................     12

PART C - COMPENSATION............................................................................     12
6.      General..................................................................................     12
7.      Royalties................................................................................     13
8.      Fees.....................................................................................     14
9.      Accounting and Payment...................................................................     15

PART D - SERVICES................................................................................     16
10.     Manufacturing............................................................................     16
11.     R & D....................................................................................     16
12.     Provision of Technical Information.......................................................     16
13.     Service Standards........................................................................     17

PART E - PATENT..................................................................................     17
14.     Patent Prosecution and Maintenance.......................................................     17
15.     Miscellaneous Provisions.................................................................     19

PART F - WARRANTY AND INDEMNITY..................................................................     19
16.     Representations and Warranties of Endocare...............................................     19
17.     Representations and Warranties of CryoCath...............................................     24
18.     Indemnification..........................................................................     25

PART G - CONFIDENTIALITY, PUBLICITY AND NON-COMPETITION..........................................     29
19.     Confidential Information.................................................................     29
20.     Publicity................................................................................     32
21.     Non-Competition..........................................................................     32

PART H - TERM AND TERMINATION....................................................................     34
22.     Term and Termination.....................................................................     34
23.     Dispute Resolution.......................................................................     36

PART I - MISCELLANEOUS...........................................................................     37
24.     Notices..................................................................................     37
25.     Force Majeure............................................................................     38
26.     Assignments..............................................................................     39

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
27.     Severability.............................................................................     39
28.     Waiver...................................................................................     39
29.     Legal Counsel............................................................................     40
30.     Governing Law and Jurisdiction...........................................................     40
31.     Costs of Preparation.....................................................................     40
32.     Independent Relationship.................................................................     40
33.     Counterparts.............................................................................     41
34.     Recording................................................................................     41
35.     Further Actions..........................................................................     41
36.     Transition Production....................................................................     41
37.     Entire Agreement.........................................................................     43

         THIS AGREEMENT is made as of April 14, 2003.

BETWEEN: CRYOCATH TECHNOLOGIES INC., a company organized and existing under the laws of Quebec, with its principal offices at 16771 Chemin Ste-Marie, Kirkland, Quebec, Canada H9P 5H3.

AND: ENDOCARE, INC., a corporation organized and existing under the laws of the State of Delaware, with its principal offices at 201
                                            Technology Drive, Irvine, CA 92618.

         WHEREAS Endocare (as defined below) is engaged primarily in the business of developing, manufacturing, selling and distributing cryotherapy products for prostate, urology and oncology applications;

         WHEREAS Endocare is also engaged in developing, manufacturing and selling cryoprobes and related consoles (collectively, the "ENDOCARE PRODUCTS");

         WHEREAS Endocare owns certain processes, expertise, trade secrets, know-how, technology, inventions, designs, plans, information (whether or not confidential), and improvements, in each case whether or not patented or patentable, regarding Endocare's proprietary argon gas based cryoablation technology (collectively, the "ENDOCARE TECHNOLOGY") as well certain fixtures, moulds and other related assets required in connection with the manufacture of the Endocare Products;

         WHEREAS CryoCath (as defined below) develops, manufactures, markets and distributes various cryotherapy devices and systems which treat cardiovascular diseases including, without limitation, ventricular and atrial arrhythmias;

         WHEREAS CryoCath, as part of such business, sells and intends to sell cryosurgical systems (consisting of cryoprobes and related consoles) designed for use solely and specifically for cardiovascular targets and cardiovascular applications (collectively, the "CARDIOVASCULAR PRODUCTS");

         WHEREAS CryoCath desires to obtain from Endocare, and Endocare is willing to grant to CryoCath, an exclusive, worldwide and perpetual (subject to the termination provisions set out below) license to the Technology (as defined below) to carry on the Business (as defined below), subject to and in accordance with the terms and conditions set out below;

         WHEREAS certain royalties will be payable to Endocare for the sale of Licensed Cardiovascular Products (as defined below), subject to and in accordance with the terms and conditions set out below;

         WHEREAS in addition to the grant of licenses as contemplated above, Endocare wishes to sell, and CryoCath wishes to acquire, the Purchased Assets (as defined below) to

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                                     - 2 -

         enable CryoCath to carry on the Business and to enjoy the benefits of said licenses, subject to and in accordance with the terms and conditions set out below;

         WHEREAS CryoCath requires from Endocare, and Endocare agrees to provide CryoCath with, certain services, subject to and in accordance with the terms and conditions set out below.

         NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto have agreed as follows:

1.       DEFINITIONS AND INTERPRETATION

         In this Agreement, the following terms shall have the following meanings:

1.1. "ACCUSED PARTY" has the meaning ascribed thereto in Section 22.2 hereof.

1.2. "AFFILIATE" means any Entity which (directly or indirectly) owns, is owned by or is under common ownership with, a party to this Agreement, or any Entity actually controlled by, controlling or under common control with, a party to this Agreement. For the purposes of this definition "OWNERSHIP" or "CONTROL" shall mean the possession (directly or indirectly) of more than fifty percent (50%) of voting stock and/or the ability to elect a majority of the board of directors.

1.3. "AUTHORIZED RECEIVING THIRD PARTIES" has the meaning ascribed thereto in Subsection 19.1.3 hereof.

1.4. "BREACHING AUTHORIZED RECEIVING THIRD PARTY" has the meaning ascribed thereto in Section 19.3 hereof.

1.5. "BUSINESS" means the development, manufacture, sale and distribution of Licensed Cardiovascular Products for Cardiovascular Uses.

1.6. "BUSINESS DAY" means a day other than a Saturday, Sunday or statutory holiday in New York, New York USA.

1.7. "CALENDAR QUARTER" means the three (3) month period from either January 1 to March 31, April 1 to June 30, July 1 to September 30, or October 1 to December 31; for greater certainty, January 1st, 2003 shall be the first day of the first Calendar Quarter of 2003 notwithstanding the Closing Date.

1.8. "CALENDAR YEAR" means the twelve (12) month period from January 1 to December 31; for greater certainty, January 1st, 2003 shall be the first day of Calendar Year 2003 notwithstanding the Closing Date.

1.9.     "CANADA-US TAX TREATY" has the meaning ascribed thereto in Subsection
         16.1.12 hereof.

1.10. "CARDIOVASCULAR PRODUCTS" has the meaning ascribed thereto in the recitals hereof. For purposes of clarification, "Cardiovascular Products" include, without limitation, any part,

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                                     - 3 -

         subsystem or other portion of a cryosurgical system or component thereof (including, without limitation, a cryoprobe or related console) designed solely and specifically for Cardiovascular Uses.

1.11. "CARDIOVASCULAR USES" means cardiovascular targets and cardiovascular applications.

1.12. "CHARGING PARTY" has the meaning ascribed thereto in Section 22.2 hereof.

1.13. "CLOSING" means the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement to be completed on the Closing Date.

1.14.    "CLOSING DATE" means the date of this Agreement hereinabove stated.

1.15. "CONFIDENTIAL ARBITRATION INFORMATION" has the meaning ascribed thereto in Section 23.5 hereof.

1.16. "CONFIDENTIAL INFORMATION" has the meaning ascribed thereto in Article 19 hereof.

1.17. "CONSENT" means any approval, consent, ratification, permission, waiver or authorization, including without limitation any Governmental Authorization and Regulatory Approval.

1.18. "CONSEQUENTIAL DAMAGES" means any consequential, indirect, special, incidental, or punitive damages, or any damages for loss of profits, revenue, savings, business or goodwill.

1.19. "CONTRACT" means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

1.20. "CONTROL" means the possession (directly or indirectly) of more than fifty percent (50%) of the voting stock of an Entity and/or the ability to elect a majority of the board of directors of an Entity.

1.21.    "CRYOCATH" means CryoCath Technologies Inc.

1.22. "CRYOCATH COVENANT" has the meaning ascribed thereto in Section 21.2 hereof.

1.23. "CRYOCATH FINANCIAL STATEMENTS" means the audited financial statements of CryoCath dated September 30, 2002 for the twelve (12) month period ending on September 30, 2002, together with the unaudited quarterly financial statements of CryoCath dated December 31, 2002 for the three
         (3) month period ending on December 31, 2002, in each case audited by Ernst & Young, as filed by CryoCath pursuant to the Securities Act (Quebec).

1.24.    "CRYOCATH INDEMNIFIED PARTY" has the meaning ascribed thereto in
         Section 18.2 hereof.

1.25. "CRYOCATH NEW OWNER" has the meaning ascribed thereto in Section 21.2 hereof.

1.26.    "CRYOCATH RESTRICTED BUSINESS" has the meaning ascribed thereto in
         Section 21.2 hereof.

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                                     - 4 -

1.27.    "CURE PERIOD" has the meaning ascribed thereto in Section 22.2 hereof.

1.28. "DISCLOSING PARTY" has the meaning ascribed thereto in Article 19 hereof.

1.29. "DISCLOSURE SCHEDULE" or "SCHEDULE" means the schedules provided by Endocare to CryoCath at the Closing as set forth in Section 1.82.

1.30.    "DISPUTE" has the meaning ascribed thereto in Section 23.2 hereof.

1.31. "ENCUMBRANCE" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equitable interest, claim, right of possession, lease, option, right of first refusal, preemptive right, community property interest, or any restriction on the transfer of any asset.

1.32.    "ENDOCARE" means Endocare, Inc.

1.33. "ENDOCARE COVENANT" has the meaning ascribed thereto in Section 21.1 hereof.

1.34.    "ENDOCARE INDEMNIFIED PARTY" has the meaning ascribed thereto in
         Section 18.3 hereof.

1.35. "ENDOCARE NEW OWNER" has the meaning ascribed thereto in Section 21.1 hereof.

1.36. "ENDOCARE PRODUCTS" has the meaning ascribed thereto in the recitals hereof.

1.37.    "ENDOCARE RESTRICTED BUSINESS" has the meaning ascribed thereto in
         Section 21.1 hereof.

1.38. "ENDOCARE TECHNOLOGY" has the meaning ascribed thereto in the recitals hereof.

1.39. "ENTITY" means any firm, trust, partnership, joint venture, corporation, company, group of persons, unincorporated body or other business organization whatsoever.

1.40. "EXISTING SUPPLY AGREEMENT" means that certain Exclusive Market Access and Supply Agreement made as of September 21, 2001, between CryoCath and Endocare.

1.41. "FDA" means the United States Food and Drug Administration or its successor in title.

1.42. "FORCE MAJEURE" has the meaning ascribed thereto in Section 25.1 hereof.

1.43.    "GAAP" means Canadian generally accepted accounting principles.

1.44. "GOVERNMENTAL AUTHORIZATION" means any (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

1.45. "GOVERNMENTAL BODY" means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

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                                     - 5 -

         (b) national, federal, provincial, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, court or other tribunal, or other instrumentality of such governmental or quasi-governmental authority); or (d) recognized securities exchange.

1.46. "INDEPENDENT THIRD PARTY" means any Person other than CryoCath, Endocare and their respective Affiliates.

1.47. "INTELLECTUAL PROPERTY RIGHTS" means any and all proprietary rights provided under (a) patent law, (b) copyright law, (c) design patent or industrial design law, (d) semi-conductor chip or mask work law, or (e) any other statutory provision or common law principle which may provide a right in either (i) ideas, formulae, algorithms, concepts, inventions or know-how generally, including trade secret law, or (ii) the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how. For purposes of clarification, "Intellectual Property Rights" do not include rights in trademarks, service marks, logos or trade names or other similar rights. Notwithstanding anything to the contrary, "Intellectual Property Rights" of Endocare shall not include any rights to any patents or patent applications other than the Patents.

1.48. "KNOWLEDGE" means: (a) in the case of an individual, knowledge of a particular fact or other matter (i) if such individual is actually aware of such fact or other matter, or (ii) if such individual should have known or otherwise become aware of such fact or other matter in the ordinary course and scope of such individual's employment; it being understood by Endocare and CryoCath that for purposes of this definition conducting an investigation of the existence of such fact or other matter in connection with the negotiation or execution of this Agreement or the transactions contemplated herein would be beyond the ordinary course and scope of such individual's employment; and (b) in the case of an Entity, such Entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as an executive officer of such Entity has Knowledge (as contemplated by clause (a) above) of such fact or other matter. For purposes of this definition, the executive officers of Endocare are Paul Mikus, John Cracchiolo, David Battles, Bill Phillips, Eben Gordon, Jay Eum and Sandy DiMasco and the executive officers of CryoCath are Steve Arless, Glen Brown, Katherine Crewe, Steve Gannon, Jean-Pierre Desmarais, Gerard Mahoudeau, and Bob Mattioli.

1.49. "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, ordinance, code, treaty, regulation, or ruling issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

1.50.    "LIABILITY" has the meaning ascribed thereto in Section 18.2 hereof.

1.51. "LICENSED CARDIOVASCULAR PRODUCT" means any Cardiovascular Product (a) that incorporates, embodies or otherwise includes any of the Technology, or (b) for which CryoCath's use, development, manufacture, promotion, marketing, offer for sale, sale, distribution or commercialization of such Cardiovascular Product would, in the absence of the license granted to CryoCath in Section 2.1, infringe or misappropriate any of

         Endocare's Intellectual Property Rights, including, without limitation, any Patents. For purposes of clarification, "Licensed Cardiovascular Products" shall not include any Cardiovascular Product that is not argon gas-based.

1.52. "MANUFACTURING SERVICES" means the services to be provided to CryoCath by Endocare as set out in Schedule 10.1.

1.53. "MINI-FLEX AGREEMENT" means that certain supply agreement by and between Endocare and Mini-Flex Corporation dated as of March 24, 2003.

1.54. "NET SALES" means, in respect of a specified Calendar Quarter or Calendar Year, the *** in respect of all units of all Licensed Cardiovascular Products shipped, sold, transferred or otherwise distributed by or on behalf of any of CryoCath and its Sub-licensees during such Calendar Quarter or Calendar Year, including, without limitation, but without duplication, transfers or sales among any of CryoCath and its Sub-licensees, less (to the extent not already taken into account and to the extent the following exclusions would be deducted from net sales using the methodology used by CryoCath, and approved by its independent auditors, in calculating net sales in connection with CryoCath's preparation of the CryoCath Financial Statements) *** . Notwithstanding the foregoing, with respect to any unit of a Licensed Cardiovascular Product shipped, sold, transferred or otherwise distributed by or on behalf of CryoCath to an Affiliate of CryoCath, by any Sub-licensee to an Affiliate of such Sub-licensee, or otherwise as part of a non-arms-length market transaction, "Net Sales" will be calculated based on the greater of *** , less (to the extent not already taken into account) the amounts set forth in (a) through
         (e) of this Section 1.54.

1.55. "NEW TECHNOLOGY" has the meaning ascribed thereto in Section 12.1 hereof.

1.56.    "NON-DISCLOSURE AGREEMENT" has the meaning ascribed thereto in Section
         37.1 hereof.

1.57. "NON-SUING PARTY" has the meaning ascribed thereto in Subsection 14.3.3 hereof.

1.58. "ORDER" means any order, judgment, injunction, edict, decree, ruling, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel.

1.59. "PATENTS" means the (a) patents set out in Schedule 16.1.10 and (b) any patents that may issue from the patent applications set out in Schedule 16.1.10; and (c) any future patents owned by Endocare containing one or more claims that read on the Technology.

1.60. "PERMITTED ENCUMBRANCES" means (a) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles and (b) any minor imperfections of title or similar Encumbrances

-----------------

         *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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                                     - 7 -

         which individually or in the aggregate with other such Encumbrances does not impair the value and/or use of the property subject to such Encumbrance.

1.61.    "PERSON" means any individual, Entity or Governmental Body.

1.62.    "POST-CLOSING CONSOLES" has the meaning ascribed thereto in Subsection
         36.1.2 hereof.

1.63.    "POST-CLOSING PROBES" has the meaning ascribed thereto in Subsection
         36.1.2 hereof.

1.64. "PROCEEDING" means any action, suit, litigation, arbitration or proceeding, including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding, prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

1.65.    "PURCHASED ASSETS" means collectively the assets set forth on Schedules
         5.2 and 5.3 attached hereto.

1.66. "QUALITY INSPECTION GUIDELINES" means the current written quality inspection guidelines of Endocare as set out in Schedule 1.66.

1.67. "R&D SERVICES" means the services to be provided to CryoCath by Endocare as set out in Schedule 11.1.

1.68. "RECEIVING PARTY" has the meaning ascribed thereto in Article 19 hereof.

1.69. "REGULATORY APPROVAL" means the technical, medical and scientific licenses, registrations, authorizations or approvals (including, without limitation, supplements, amendments, post-approvals, pricing and third party reimbursement approvals, marketing authorizations based upon such approvals, including any prerequisite manufacturing approvals or authorizations related thereto and labeling approvals), of any national, federal, regional, provincial, state or local regulatory agency, department, bureau, commission, council or other Governmental Body, necessary for the development, manufacture, distribution, marketing, promotion, commercialization, offer for sale, use, import, export or sale of the Licensed Cardiovascular Products.

1.70.    "REGULATORY AUTHORITY" means the FDA and TUV Rheinland.

1.71. "REMAINING PRODUCT MATERIALS" has the meaning ascribed thereto in Subsection 36.1.3 hereof.

1.72. "SUBLICENSE AGREEMENT" means a written agreement between CryoCath and a Sub-licensee.

1.73. "SUB-LICENSEE" means any Entity to which CryoCath grants a sublicense in accordance with the terms of Article 3.

1.74. "SUING PARTY" has the meaning ascribed thereto in Subsection 14.3.3 hereof.

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                                     - 8 -

1.75. "TAX" means any tax, including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, surtax, excise tax, ad valorem tax, Transfer Tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax, levy, assessment, tariff, impost, imposition, toll, duty, including any customs duty, deficiency or fee, and any related charge or amount, including any fine, penalty or interest, that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

1.76. "TECHNICAL INFORMATION" means all material information and know-how that (a) are in the possession of Endocare, (b) Endocare has the right to disclose, and (c) relate to any improvements, developments or applications which utilize the Technology.

1.77. "TECHNOLOGY" means all Endocare Technology relating, whether or not exclusively or in whole or in part, to the Licensed Cardiovascular Products that is provided or disclosed to CryoCath by Endocare.

1.78.    "THRESHOLD AMOUNT" has the meaning ascribed thereto in Subsection
         18.5.1.

1.79. "TRANSFER TAXES" shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed on amounts payable hereunder, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties; but excluding all Taxes based on income.

1.80.    "U.S." means the United States of America.

1.81. In this Agreement and any Schedule hereto, unless the context otherwise requires:

         (a) the singular includes the plural and vice versa, words denoting any gender include all genders;

         (b) the words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement;

         (c) references to a "Schedule" are, unless otherwise specified, to one of the Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement;

         (d) unless otherwise indicated, all amounts set forth herein refer to the lawful currency of the U.S.;

         (e) headings to Articles and Sections in this Agreement are included for convenience only and shall not affect the construction and interpretation of this Agreement; and

         (f) if any action is required to be taken pursuant to this Agreement on or by a specified date which is not a Business Day, then such action shall be valid on or by the next succeeding Business Day.

1.82. The following Schedules are attached to the Disclosure Schedule and form an integral part of this Agreement:

         Schedule 1.66                  Quality Inspection Guidelines
         Schedule 5.2                   Purchased Assets Delivered at Closing
         Schedule 5.3                   Purchased Assets Delivered Post Closing
         Schedule 10.1                  Manufacturing Services
         Schedule 11.1                  R&D Services
         Schedule 16.1.4                Required Consents
         Schedule 16.1.8                Governmental Authorizations
         Schedule 16.1.10               Technology
         Schedule 16.1.11               Bill of Materials
         Schedule 36.1.2                Post-Closing Probes and Consoles
         Schedule 36.1.3                Remaining Product Materials

                                PART A - LICENSE

2.       GRANT OF RIGHTS

2.1. GRANT. Subject to and upon the terms and conditions of this Agreement, Endocare hereby grants to CryoCath an exclusive, worldwide, perpetual (subject to the provisions of Article 22), license, under Endocare's Intellectual Property Rights, to use, modify, enhance, develop, make derivatives, amend, and/or change the Technology solely to develop, manufacture, promote, market, offer for sale, sell, distribute and/or commercialize Licensed Cardiovascular Products for Cardiovascular Uses, in each case with the right to sublicense in accordance with the provisions of Article 3. For greater certainty, Endocare, including, without limitation, any transferee, assignee or successor thereof, shall not (and shall have no right to) use, modify, enhance, develop, make derivatives, amend, and/or change the Technology, or authorize any Person (including without limitation any Affiliate, but excluding CryoCath and its permitted Sub-licensees) to perform such acts, to develop, manufacture, promote, market, offer for sale, sell, distribute and/or commercialize Licensed Cardiovascular Products for Cardiovascular Uses, and any such purported authorization shall be null and void. For greater certainty, the parties hereby agree and confirm that the terms and conditions of the licenses granted herein, including (without limitation) the aforementioned exclusivity, shall survive any change in Control of Endocare or assignment or transfer or sale of all or substantially all of the assets of Endocare, including without limitation any assignment or transfer or sale of all or substantially all of the assets of Endocare by operation of law or otherwise (which change of Control, assignment, transfer or sale of all or substantially all of the assets of Endocare shall be in accordance with this Agreement) including without limitation any assignment, transfer or sale of all or substantially all of the assets of Endocare resulting from or in connection with Endocare's bankruptcy.

2.2. LICENSE RESTRICTIONS. For greater certainty, CryoCath shall not (and shall have no right to), use, modify, enhance, develop, make derivatives, amend, or change the

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                                     - 10 -

         Technology, or authorize any Person to perform such acts (and any such purported authorization shall be null and void), (a) in connection with any products other than argon-gas based Cardiovascular Products, (b) for any purposes or uses other than Cardiovascular Uses, or (c) in any other manner not expressly permitted in Section 2.1; provided, however, that the foregoing shall not be construed as restricting any disclosure to any Person and/or use of Technical Information by CryoCath to the extent that such disclosure to such Person and/or use is excluded by
         Section 19.1.6(a) from the confidentiality obligations imposed in Subsections 19.1.1, 19.1.2, 19.1.3 and 19.1.5. In addition, CryoCath shall not (and shall have no right to) market, promote or recommend the use of any Licensed Cardiovascular Product for any purposes or uses other than Cardiovascular Uses.

2.3. RESERVATION OF RIGHTS. Except for the rights and licenses expressly granted to CryoCath in this Agreement, Endocare shall reserve and retain all right, title and interest (including, without limitation, all Intellectual Property Rights) in and to the Technology and Endocare Technology. Nothing contained in this Agreement shall be construed as conferring upon CryoCath or any third party (by implication, operation of law, estoppel or otherwise) any license or right not expressly granted by Endocare in this Agreement.

2.4. REGISTRATION OF LICENSE. cryoCath and Endocare shall cooperate, at CryoCath's expense, to record this Agreement as required by Governmental Bodies to establish, perfect or enforce the parties' rights hereunder, provided that the terms of this Agreement shall not be provided or otherwise disclosed except to the extent necessary to effect such recordation.

2.5. CRYOCATH'S RIGHTS. Endocare and CryoCath acknowledge and agree that, subject to the express terms of this Agreement, all business and other decisions including, without limitation, decisions relating to CryoCath's research, development, registration, manufacture, sale, commercialization, design, price, distribution, marketing and promotion of the Licensed Cardiovascular Products shall be within the sole discretion of CryoCath.

2.6. COMMERCIALLY REASONABLE EFFORTS. Notwithstanding Section 2.5, CryoCath shall employ commercially reasonable efforts (taking into account, among other things, market conditions that may exist from time to time) to develop, market and sell Licensed Cardiovascular Products in Canada, the U.S. and in the majority of the European Union countries until *** , at which time such obligation shall expire. Notwithstanding anything herein contained, Endocare's sole and exclusive remedy, and CryoCath's sole and exclusive liability, for any breach of this Section 2.6 shall be Endocare's indemnification claims for damages pursuant to Article 18, but excluding Section 18.6.

3.       SUBLICENSES

3.1. RIGHT TO GRANT. Subject to the terms and conditions of this Agreement, CryoCath shall have the right to grant sublicenses under the licenses granted under Section 2.1 to

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                                     - 11 -

         Entities solely pursuant to valid and enforceable Sublicense Agreements, each executed by CryoCath and the Sub-licensee. Notwithstanding anything to the contrary, no Sub-licensee shall have the right to grant further sublicenses. Any purported sublicense not expressly permitted under this Section 3.1 shall be null and void.

3.2. TERMS OF SUBLICENSE AGREEMENTS. CryoCath shall provide Endocare with a copy of each such Sublicense Agreement promptly upon execution thereof. Each Sublicense Agreement shall (a) contain, among others, terms and conditions substantially similar (with necessary substitution of parties) to those set forth in Sections 2.2, 2.3, 9.1, 9.3, 15.1, 18.3 (with the indemnification provided in such provision expressly covering Endocare Indemnified Parties) 21.2, 22.2, 23.2 and 23.4 and Articles 4, 19 (but excluding Section 19.4) and 30, (b) expressly withhold from the Sub-licensee the right to grant further sublicenses, (c) include an express designation of Endocare as an intended third party beneficiary of CryoCath's rights in respect of the Technology and the Sub-licensee's obligations under such Sublicense Agreement in respect of the Technology, and (d) specify that Endocare shall have the right to enforce any and all obligations of the Sub-licensee under the Sublicense Agreement in respect of the Technology, provided, however, that Endocare will not exercise any rights it may have against a Sub-licensee for a breach of any Sublicense Agreement unless (i) such breach is a material breach pertaining to the Technology, (ii) such material breach, if committed by CryoCath hereunder, would be a material breach of the provisions of this Agreement, and (iii) such material breach is not cured within thirty (30) days of CryoCath receiving written notice of such breach. In no event shall any Sublicense Agreement grant to the Sub-licensee rights in or to the Technology that are broader than those granted to CryoCath under this Agreement.

3.3. ENFORCEMENT OF SUBLICENSE AGREEMENTS. CryoCath shall, at its own expense, use commercially reasonable efforts to monitor Sub-licensees and investigate each report and indication of breach of any Sublicense Agreement, and CryoCath shall promptly report to Endocare any material breach pertaining to the Technology discovered or learned of by CryoCath. CryoCath will diligently enforce the terms and conditions of each Sublicense Agreement, including, without limitation, (a) pursuing appropriate judicial and administrative action and relief in the event of any material breach by the Sub-licensee of any terms of the Sublicense Agreement in respect of the Technology and (b) upon Endocare's reasonable request, terminating the Sublicense Agreement upon a material breach by the Sub-licensee of any terms of the Sublicense Agreement in respect of the Technology if such material breach has not been cured within thirty (30) days from the date of such request by Endocare. Notwithstanding any of the foregoing to the contrary, and in addition to any right Endocare has against any Sub-licensee under applicable law (but subject to the limitations in Section 3.2), any act or omission by a Sub-licensee which, if committed by CryoCath, would be a breach of this Agreement shall be treated as if such act or omission had been committed by CryoCath directly and Endocare's sole and exclusive rights and remedies for such breach as against CryoCath shall be those rights and remedies for such breach set forth in this Agreement.

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                                     - 12 -

4.       EXPORT COMPLIANCE.

4.1. CryoCath will comply with any and all export regulations and rules of the U.S. and all other countries now in effect or as may be issued from time to time applicable to the Technology and Technical Information, including without limitation, (a) all regulations and rules of the Bureau of Export Administration of the U.S. Department of Commerce and any other Governmental Body that has jurisdiction relating to the export of technology from the U.S., and (b) all export/reexport requirements of the U.S. Export Administration Regulations, in each case to the extent applicable to the Technology and Technical Information. Without limiting the generality of the foregoing, CryoCath will not export, or authorize any Person to export, any Technology, Technical Information or Licensed Cardiovascular Products, in any form, to any country for which United States laws or regulations applicable to the Technology and Technical Information (i) require an export license or other Governmental Authorization for such export, without first obtaining such license or Governmental Authorization, or (ii) prohibit such export.

                           PART B - PURCHASE AND SALE

5.       ACQUISITION

5.1. TRANSFER OF PURCHASED ASSETS. Subject to and upon the terms and conditions of this Agreement, Endocare hereby sells, assigns, transfers, conveys and delivers to CryoCath, and CryoCath hereby acquires and accepts from Endocare, all of Endocare's right, title and interest to and in the Purchased Assets.

5.2. DELIVERY OF PURCHASED ASSETS AT CLOSING. The parties agree and acknowledge that the Purchased Assets identified on Schedule 5.2 shall be delivered by Endocare to CryoCath at Closing.

5.3. DELIVERY OF BALANCE OF PURCHASED ASSETS. The parties agree and acknowledge that the Purchased Assets identified on Schedule 5.3 shall be delivered by Endocare to CryoCath as soon as practicable after CryoCath's request therefor, but not later than thirty (30) days following the Closing Date.

                              PART C - COMPENSATION

6.       GENERAL

6.1. MODE OF PAYMENT; CURRENCY AND EXCHANGE. Payments to be made by either party under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by the receiving party from time to time. All payments shall be made in U.S. dollars. The rate of exchange to be used for royalties in any such conversion from the currency in the country where the applicable sales are made shall be the average daily closing exchange rate for the relevant Calendar Quarter as determined in the final edition of The Wall Street Journal (version distributed in New York, New York USA).

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                                     - 13 -

6.2. LATE PAYMENTS. If CryoCath fails to pay any amount on or before the required payment date, then in addition to any other remedies Endocare may have, CryoCath shall be liable for interest on such amount at a per annum rate equal to *** (or, if less, the maximum rate permitted by applicable law) for the period between the due date and the date Endocare receives payment of such amount.

6.3. TAXES. In addition to the amounts payable as set forth in this Agreement, (a) the parties agree to equally divide, be responsible for and pay any Transfer Taxes on such amounts when due, and, if required by any legal requirement, join in the execution of any Transfer Tax returns and other documentation, including a California Resale Certificate; (b) CryoCath shall pay all other Taxes imposed or based on such amounts (excluding, for greater certainty, Taxes imposed or based on Endocare's net income) imposed by any Canadian Governmental Body; and (c) Endocare shall pay all other Taxes imposed or based on such amounts (excluding, for greater certainty, Taxes imposed or based on CryoCath's net income) imposed by any U.S. Governmental Body. Notwithstanding the foregoing, CryoCath shall be entitled to deduct and withhold from such amounts any applicable Canadian withholding taxes on the royalty payments set forth in Article 7 and/or the fees set forth in Article 8; provided that Endocare and CryoCath acknowledge and agree that, to their Knowledge, no such withholding is required under current Canadian law and such withholding shall only be required as a result of a change in such law; provided further that to the extent such withholding is required, CryoCath shall furnish to Endocare the original or certified copy of a receipt or similar official document evidencing payment of such withholding.

7.       ROYALTIES

7.1. ROYALTIES ON NET SALES. CryoCath shall pay to Endocare, in accordance with the terms and conditions set forth in Articles 6 and 9, royalties on the Net Sales of all Licensed Cardiovascular Products, calculated on the following basis:

         7.1.1.        ***   ;

         7.1.2.        ***   ;

         7.1.3.        ***   ;

         7.1.4.        *** ;

         7.1.5.        ***   ; and

         7.1.6.        ***   .

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                                     - 14 -

8.       FEES

8.1. CryoCath shall pay to Endocare the following amounts and subject to the following conditions:

         8.1.1.   Two Million Five Hundred Thousand U.S. dollars
                  (U.S.$2,500,000) by wire transfer on the Closing Date as per the wire transfer instructions previously communicated to CryoCath by Endocare;

         8.1.2.   Two Million Five Hundred Thousand U.S. dollars
                  (U.S.$2,500,000) on *** ;

         8.1.3. Two Million Five Hundred Thousand U.S. dollars (U.S.$2,500,000) *** , provided that such amount shall not, for any reason whatsoever, be owed or payable before the first
                  (1st) Business Day following the expiry of the *** . Without limiting the generality of the foregoing, the parties agree that CryoCath may, at its sole discretion, reasonably request that the Manufacturing Services be provided, in whole or in part, during the *** . Upon receipt of such reasonable request, Endocare shall promptly commence and diligently continue providing the Manufacturing Services in accordance with the provisions of this Agreement for the number of man hours set out in Schedule 10.1, as per the details set out in such reasonable request;

         8.1.4. Two Million Five Hundred Thousand U.S. dollars (U.S.$2,500,000) on *** , provided that such amount shall not, for any reason whatsoever, be owed or payable before the first
                  (1st) Business Day following the expiry of the ***. Without limiting the generality of the foregoing, the parties agree that CryoCath may, at its sole discretion, reasonably request that the R&D Services be provided, in whole or in part, during the *** . Upon receipt of such reasonable request, Endocare shall promptly commence and diligently continue providing the R&D Services in accordance with the provisions of this Agreement for the number of man hours set out in Schedule 11.1, as per the details set out in such reasonable request.

8.2. CONSIDERATION ALLOCATION. The parties shall use reasonable best efforts to agree upon an allocation of the aggregate consideration payable by CryoCath to Endocare, excluding royalties as between CryoCath and Endocare, and to set forth such allocation in a schedule of allocation within thirty (30) days of the Closing Date. Endocare and CryoCath agree that, unless the parties cannot agree on such allocation after such reasonable best efforts, and except as required by any applicable Governmental Body or such party's independent auditors, each party shall (a) report the license grant and sale of the Purchased Assets for federal and state Tax purposes and for all accounting purposes in accordance with the allocations set forth on such schedule of allocation and (b) not take any position inconsistent with the allocations set forth therein on any of their respective Tax returns or financial statements.

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                                     - 15 -

9.       ACCOUNTING AND PAYMENT

9.1. PROVISION OF ROYALTY STATEMENT. Within thirty (30) days of the end of each Calendar Quarter, CryoCath shall submit to Endocare a written statement setting forth (a) the quantity and description of all Licensed Cardiovascular Products shipped, sold, transferred or otherwise distributed by or for CryoCath and Sub-licensees during such Calendar Quarter, (b) the Net Sales from such Licensed Cardiovascular Products, (c) the amount of royalties payable to Endocare for such Licensed Cardiovascular Products, and (d) any rates of exchange used in calculating such royalties, and the data with which such rates were calculated.

9.2. SIMULTANEOUS PAYMENT. Simultaneously with the submission of each such written statement (as described in Section 9.1), CryoCath shall pay to Endocare a sum equal to the royalty due for such Calendar Quarter, calculated in accordance with Article 7 (reconciled for any previous overpayments or underpayments).

9.3. AUDIT OF RECORDS. For a period of three (3) years following expiry of each Calendar Quarter (or portion thereof) during which this Agreement is in effect, CryoCath shall keep at its usual place of business accurate, complete and proper records and books of account as sufficient to confirm CryoCath's compliance with this Agreement in respect of such Calendar Quarter, including, without limitation, records and books showing the quantity, description and sales of Licensed Cardiovascular Products shipped, sold, transferred or otherwise distributed by or for CryoCath during such Calendar Quarter, all invoices therefor, and all Net Sales accrued therefrom. Upon ten
         (10) Business Days prior written notice from Endocare, CryoCath shall permit an independent certified public accounting firm selected by Endocare and acceptable to CryoCath, acting reasonably, at Endocare's expense, to examine pertinent books and records of CryoCath during regular business hours at a mutually agreeable time as may be reasonably necessary to verify the accuracy of the royalty reports and payments hereunder. Such accounting firm shall keep confidential any information that it learns or otherwise obtains from such examination of such books and records of CryoCath, provided that such accounting firm shall have the right to disclose to Endocare information pertaining to any underpayments, overpayments or other inaccuracies in the royalty reports or payments hereunder, and Endocare shall not disclose such information to any Person except in connection with enforcing its rights under and as set forth in this Agreement. If any such examination reveals that CryoCath has underpaid the royalties owed to Endocare for any Calendar Quarter by *** , CryoCath will reimburse Endocare for all expenses reasonably incurred by Endocare in connection with such examination.

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                                     - 16 -

                                PART D - SERVICES

10.      MANUFACTURING

10.1. MANUFACTURING SERVICES. Endocare will provide Manufacturing Services to CryoCath, at no additional charge, in accordance with the provisions of this Agreement, including, without limitation, Schedule 10.1. Endocare shall use commercially reasonable efforts to provide the Manufacturing Services by no later than the expiry of the six (6) month period following the Closing Date.

11.      R & D

11.1. R&D SERVICES. Endocare shall provide R&D Services to CryoCath, at no additional charge, in accordance with the provisions of this Agreement including, without limitation, Schedule 11.1. Endocare shall use commercially reasonable efforts to provide the R&D Services by no later than the expiry of the nine (9) month period following the Closing Date.

12.      PROVISION OF TECHNICAL INFORMATION

12.1. TECHNICAL MEETINGS. Upon reasonable request by CryoCath, to be made no more frequently than once per quarter, Endocare shall, at no cost to CryoCath, until *** (a) describe to CryoCath orally any improvement to the Technology developed or acquired (whether by license, assignment or otherwise (to the extent permitted by the terms under which such improvement was acquired)) by Endocare since the previous request, and
         (b) provide CryoCath with an existing written summary (if any) of such improvements. In addition, upon reasonable request by CryoCath, to be made no more frequently than once per year, Endocare shall, at no cost to CryoCath, until *** , make certain Endocare personnel having the required expertise available for face-to-face meetings with appropriate CryoCath personnel at Endocare's facilities; at each such meeting, such Endocare personnel will answer questions posed by such CryoCath personnel to identify Technology developed or acquired (whether by license, assignment or otherwise (to the extent permitted by the terms under which such improvement was acquired)) by Endocare since the previous meeting ("NEW TECHNOLOGY"); following each such meeting, Endocare shall provide to CryoCath written and electronic materials in Endocare's possession that constitute or contain Technical Information relating to any New Technology identified during such meeting; provided however, that (i) Endocare shall have no obligation to provide any portions of such materials that do not constitute or contain such Technical Information, and (ii) Endocare shall have no obligation to develop, produce or otherwise create any such materials for Cardiovascular Uses or otherwise. Without limiting the generality of the foregoing, the improvements and New Technology provided by Endocare to CryoCath under this Section 12.1, solely to the extent they relate to Endocare's proprietary argon gas based cryoablation technology, shall be deemed "Technology" for the purposes of this Agreement, and any Technical Information provided by Endocare to CryoCath under this
         Section 12.1, solely to the extent it relates to Endocare's proprietary argon gas based cryoablation technology, shall be deemed "Technical Information" for the purposes of this Agreement. Notwithstanding anything to the contrary, the provisions of this Section 12.1 shall not apply to any improvement or item of Technology acquired by Endocare if
         (A) the

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                                     - 17 -

         description, identification or other disclosure of such improvement or item of Technology to CryoCath or any Sub-licensee, or (B) the use, modification, enhancement, development, making of derivatives, amendment, and/or change of such improvement or item of Technology by CryoCath or any Sub-licensee, would result in the payment of royalties or other consideration to the Person from which such improvement or item of Technology was acquired, unless and until CryoCath pays directly to such Person (or reimburses Endocare for) any such royalties or other consideration.

13.      SERVICE STANDARDS

13.1. LEVEL OF SERVICES. Endocare covenants and agrees that the Manufacturing Services and the R&D Services will be performed in a professional and workmanlike manner. CryoCath's sole and exclusive remedy, and Endocare's sole and exclusive liability, for any breach of this Section
         13.1 shall be reperformance by Endocare, at no cost to CryoCath, of the portions of such services that caused such breach in a professional and workmanlike manner.

                                 PART E - PATENT

14.      PATENT PROSECUTION AND MAINTENANCE.

14.1. ISSUED PATENTS. Endocare shall be responsible, at Endocare's sole expense, to pay all maintenance fees and annuities with respect to the issued Patents identified by Schedule 16.1.10. Except as expressly set forth in the following sentence, Endocare shall have the sole right and authority, at Endocare's sole expense, over the prosecution and maintenance of all patent applications identified by Schedule 16.1.10. CryoCath shall have the right, at its sole expense and reasonable discretion, but subject to all terms and conditions of this Agreement, to request that Endocare file continuation, continuation-in-part, and divisional patent applications with respect to the patent applications set forth in Schedule 16.1.10, and Endocare agrees to comply with such requests, but only to the extent that (a) such requests are reasonable and Endocare determines in good faith that such requests are not adverse to Endocare's interests (including, without limitation, its interests in the Patents and/or its other patents and patent applications), and (b) CryoCath pays in advance all of Endocare's costs and expenses incurred in connection with complying with such requests, including, without limitation, reasonable outside counsel fees and allocated costs of inside counsel. Upon CryoCath's request which may be made no more frequently than once per month, Endocare shall provide documents pertaining to the filing, prosecution, or maintenance of Patents and patent applications, including but not limited to office actions, requests for terminal disclaimer, and request for reissue or reexamination. Except as expressly set forth in this paragraph or elsewhere in this Agreement, Endocare shall have no obligations with respect to any issued Patents or patent applications (whether or not included within the Patents).

14.2. INVENTIONS. Endocare shall have no obligations with respect to any inventions for which it has not filed a patent application or obtained a patent, including, without limitation, any obligation to file or prosecute any patent applications for such inventions in any country or otherwise attempt to obtain patent protection for such inventions.

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                                     - 18 -

14.3. INFRINGEMENT BY THIRD PARTIES. If either CryoCath or Endocare becomes aware of an infringement of any Patents, it will notify the other party in writing to that effect. Any such notice shall include any evidence in the notifying party's possession to support an allegation of such infringement by such third party. Endocare shall have the right, but not the obligation, during a period of one hundred and twenty (120) days from the date of said notice, to seek discontinuance of such infringement (including, without limitation, by bringing legal proceedings against the third party infringer) and failing this (i.e., the seeking of discontinuance in the time period), CryoCath shall have the right, but not the obligation, to bring legal proceedings against the third party infringer for such infringement to the extent arising out of Cardiovascular Uses.

         14.3.1. Each party shall bear all the expenses of any suit brought by it in accordance with Section 14.3.

         14.3.2. If CryoCath elects to bring suit against the third party infringer in accordance with Section 14.3, Endocare shall have the right, at its own expense, to appear and otherwise join in any such action using counsel of Endocare's own choice and at Endocare's own expense.

         14.3.3.  Subject to Section 14.4, legal proceedings contemplated by
                  Section 14.3 will be controlled by the party bringing the suit (the "SUING PARTY"), provided that (a) the other party (the "NON-SUING PARTY") will reasonably cooperate with the Suing Party in such proceedings (including, without limitation, by joining such suit as a necessary or indispensable party at the Suing Party's request), (b) the Suing Party will consult with the Non-Suing Party on all matters pertaining to the litigation, and in particular, it will not settle the infringement without first discussing the terms of the settlement with the Non-Suing Party and taking the Non-Suing Party comments duly into account, and (c) the Non-Suing Party shall have the right to be advised by independent counsel of its own choosing at its own expense. In any event, the Non-Suing Party shall not (and shall have no right to) settle the litigation, or grant a license or sublicense of any Patents to the third party infringer, without the prior written consent of the Suing party.

         14.3.4. Any damages and any award of costs obtained as a result of legal proceedings contemplated by Section 14.3 shall, unless expressed otherwise, be shared on the following basis: (a) first, to reimburse each party for its documented out-of-pocket legal expenses relating to the proceedings; (b) and secondly, any remaining amounts shall be retained by the Suing Party.

         14.3.5. Notwithstanding anything to the contrary, the value of any damages and other recovery obtained by CryoCath (whether obtained as a result of court judgment or settlement) in legal proceedings contemplated by Section 14.3 in connection with any infringement of a Patent by a third party (less CryoCath's documented out-of-pocket legal expenses relating to the legal action and/or settlement negotiations that resulted in such damages and other recovery), to the extent such damages or other recovery are calculated based on the defendant's product sales or on CryoCath's lost sales, lost revenues or lost

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                                     - 19 -

                  profits, shall be deemed Net Sales subject to CryoCath's royalty obligations under Article 7.

         14.3.6. CryoCath shall not accuse or notify any third party of infringement of any Patent, or authorize any Person to perform such acts, without Endocare's prior written approval, unless and until CryoCath receives the right to bring legal proceedings against such third party infringer in accordance the terms of Section 14.3.

         14.3.7. For purposes of clarification and notwithstanding anything in this Agreement to the contrary, CryoCath shall have no right to take legal action against any third party in connection with any infringement or potential infringement of any Patents not arising out of Cardiovascular Uses.

14.4. ALLEGATIONS OF INVALIDITY. If any Person institutes proceedings against either party regarding the validity of and/or seeking revocation of any of the Patents (including, without limitation, a declaratory judgment action or a counterclaim or affirmative defense in an infringement suit brought under Section 14.3), such party will notify the other party in writing to that effect. Endocare shall have the right, at its sole expense, and CryoCath shall assist Endocare, to join such proceedings as a party (if Endocare is not already a party thereto). Regardless of whether Endocare becomes a party to such proceedings, Endocare shall have the right to control such proceedings to the extent they affect in any way the validity and/or revocation of any Patents. Endocare will consult with CryoCath and take CryoCath's reasonable comments into account in connection with such proceedings.

15.      MISCELLANEOUS PROVISIONS

15.1. The parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning the Licensed Cardiovascular Products and/or the Technology or any actual or threatened infringement relating thereto or the Patents, to the extent that such litigation relates to Cardiovascular Uses and/or Licensed Cardiovascular Products.

                         PART F - WARRANTY AND INDEMNITY

16.      REPRESENTATIONS AND WARRANTIES OF ENDOCARE

16.1. Endocare represents and warrants to CryoCath as of the Closing Date (except as set forth on Endocare's disclosure schedule furnished to CryoCath, which exceptions shall be deemed to be representations and warranties as if made hereunder) as set forth in the following Subsections of this Section, and acknowledges that CryoCath is relying upon such representations and warranties in entering into this Agreement.

         16.1.1. Due Organization. Endocare is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority under applicable corporate law to own, lease and operate its Properties and to carry on its affairs as they are presently conducted.

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                                     - 20 -

         16.1.2. Authority; Binding Nature of Agreement. The execution, delivery and performance by Endocare of this Agreement have been duly authorized by all necessary corporate action on the part of Endocare. This Agreement constitutes the legal, valid and binding obligation of Endocare, enforceable against Endocare by CryoCath in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         16.1.3. No Bankruptcy. There has not been filed any petition or application, or any Proceeding commenced which has not been discharged, by or, to Endocare's Knowledge, against Endocare with respect to any Properties of Endocare, under any Legal Requirement relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Endocare for the benefit of creditors.

         16.1.4. Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Endocare, nor the consummation or performance of any of the transactions contemplated herein by Endocare, will directly or indirectly, with or without notice or lapse of time:

                  (a) to Endocare's Knowledge, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Endocare or any of the Purchased Assets are subject;

                  (b) contravene, conflict with or result in a violation of the provisions of Endocare's articles of incorporation and by-laws, including all amendments thereto;

                  (c) result in the imposition or creation of any Encumbrance, other than a Permitted Encumbrance, upon or with respect to any of the Purchased Assets.

                  Except as set forth on Schedule 16.1.4 attached hereto, to Endocare's Knowledge, Endocare will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

         16.1.5. Tangible Purchased Assets. Each item of Purchased Assets that is tangible personal property and is identified in Schedules
                  5.2 and 5.3 is in good condition and repair, ordinary wear and tear excepted.

         16.1.6. Title to Purchased Assets. Endocare owns, and has good and valid title to, free and clear of any Encumbrance, other than Permitted Encumbrances, all of the Purchased Assets, wherever they may be located.

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                                     - 21 -

         16.1.7. Compliance with Legal Requirements. To Endocare's Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) would be reasonably likely to have a material adverse effect on the Purchased Assets or on the ability of Endocare to comply with or perform any covenant or obligation under this Agreement, or (b) would be reasonably likely to have the effect of preventing, delaying, making illegal or interfering with the transactions contemplated herein.

         16.1.8.  Governmental Authorizations. To Endocare's Knowledge, Schedule
                  16.1.8 identifies each Governmental Authorization that is necessary or material to the manufacture of the Licensed Cardiovascular Products as conducted by Endocare as of the Closing Date. Endocare holds all Governmental Authorizations identified on Schedule 16.1.8 and has delivered to CryoCath accurate and complete copies of all such Governmental Authorizations held by Endocare, including all renewals thereof and all amendments thereto, to the extent tangible copies of such Governmental Authorizations are in its possession. To Endocare's Knowledge, each Governmental Authorization identified in Schedule 16.1.8 is valid and in full force and effect. Endocare has notified the FDA and TUV Rheinland of its intent to transfer the Governmental Authorizations identified in Schedule 16.1.8 to CryoCath. For purposes of clarification, Endocare makes no representation or warranty regarding the transferability of any Governmental Authorization.

         16.1.9. Proceedings; Orders. (a) To Endocare Knowledge, there is no pending Proceeding against Endocare (and it has not been served with notice of process of any such Proceeding) and (b) neither Endocare nor, to Endocare's Knowledge, any other Person, has threatened to commence any Proceeding (i) that directly relates to the Purchased Assets and/or the Technology (including, without limitation any of the Patents) or any part thereof; or (ii) that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or interfering with, any of the transactions contemplated herein. To Endocare's Knowledge, there is no proposed Order that, if issued or otherwise put into effect, (A) would be reasonably likely to have an adverse effect on the Purchased Assets and/or the Technology (including, without limitation any of the Patents) or any part thereof or on the ability of Endocare to comply with or perform any covenant or obligation under this Agreement, or (B) would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated herein.

         16.1.10. Technology. To Endocare's Knowledge, there are no pending or threatened, claims asserted against Endocare by any Person that such Person has any ownership rights over the Technology and/or Endocare's Intellectual Property Rights in the Technology as they relate to Licensed Cardiovascular Products or Cardiovascular Uses. Endocare has the right to grant the licenses and other rights in Article 2 hereof. Without limiting the generality of the foregoing:

                  (a) Endocare has received no written notice or otherwise has no Knowledge that any products or services manufactured, produced, used or sold by Endocare incorporating, embodying or otherwise including the Technology or any part thereof infringes any Intellectual Property Rights of any Person;

                  (b) as of the Closing Date, the Patents and the patent applications identified by Schedule 16.1.10 are subsisting;

                  (c) Endocare has not granted and it is not obliged to grant a license, assignment option, preemptive right, or right of first refusal in respect of the Technology and/or Endocare's Intellectual Property Rights in the Technology as they relate to Cardiovascular Products or Cardiovascular Uses, except in favor of CryoCath as contemplated in this Agreement;

                  (d) upon full satisfaction by Endocare of its obligations under Articles 2, 5, 10, 11 and 13, Endocare will have provided or disclosed to CryoCath, to the extent requested by CryoCath in accordance with the other terms of this Agreement or otherwise required to be provided by Endocare under the other terms of this Agreement without request by CryoCath, all material Endocare Technology relating to the Licensed Cardiovascular Products in Endocare's possession at the Closing;

                  (e) with respect to the Patents and patent applications identified by Schedule 16.1.10, Endocare has paid all maintenance and renewal fees and annuities for which the failure to pay such fees and annuities prior to the Closing Date would result in the permanent, irrevocable and irreversible forfeiture of Endocare's rights to the corresponding Patents and patent applications; and

                  (f) to Endocare's Knowledge (but in any event, notwithstanding Section 1.48, without any duty of investigation of any kind, whether or not in the ordinary course and scope of any the employment of any Endocare employee), no Person is infringing any of Endocare's Intellectual Property Rights in the Technology in connection with Cardiovascular Products or Cardiovascular Uses where such infringement has had a material adverse effect on the business of manufacturing Licensed Cardiovascular Products as conducted by Endocare as of the Closing Date.

                  Each of the Persons listed in Schedule 16.1.10 has executed and delivered to Endocare an agreement regarding the protection of proprietary information in substantially the form previously provided to CryoCath, and to Endocare's Knowledge, such agreements are valid and enforceable and have not been materially breached.

         16.1.11. Bill of Materials. The bill of materials attached hereto as
                  Schedule 16.1.11 is true, complete and accurate, and presents fairly all costs and expenses associated with the manufacture of the Licensed Cardiovascular Products as conducted by Endocare as of the Closing Date.

         16.1.12. Residency. Endocare is a resident of the U.S. within the meaning of the Convention between Canada and the United States of America with respect to Taxes on Income and on Capital
                  (1980), as amended from time to time (the "CANADA-U.S. TAX TREATY").

         16.1.13. Commission. CryoCath will not be liable for any brokerage commission, finders' fee or other like payment in connection with the transactions contemplated hereby because of any action taken, or agreement or understanding reached, by or on behalf of Endocare.

         16.1.14. Suppliers. To the Knowledge of Endocare, the relationship of the Endocare with its suppliers is a good commercial working relationship. No supplier material or necessary to the manufacture of the Licensed Cardiovascular Products manufactured by Endocare as of the Closing Date, has cancelled or otherwise terminated, or, to Endocare's Knowledge, threatened in writing or orally to cancel or otherwise terminate, its relationship with Endocare during the last twelve (12) months, or has during the last twelve (12) months decreased materially, or, to Endocare's Knowledge, threatened in writing or orally to (a) decrease or limit materially, its services, supplies or materials to Endocare or (b) alter in any material respect the continuity of such dealings with CryoCath upon the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the Mini-Flex Agreement, which CryoCath has elected not to assume, restricts the ability of Mini-Flex to supply certain bellows assemblies to parties other than Endocare and its assignees.

16.2. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN SECTION 16.1, ENDOCARE MAKES NO REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR ANY WARRANTIES THAT MAY ARISE FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE. Without limiting the generality of the foregoing, nothing in this Agreement shall be construed as: (a) a warranty or representation by Endocare as to the validity or scope of any patent, whether within the Patents or otherwise; (b) an obligation to bring or prosecute actions or suits against third parties for infringement of any patent, whether within the Patents or otherwise; or (c) conferring a right to use in advertising, publicity, promotion or otherwise any trademark or trade name.

17.      REPRESENTATIONS AND WARRANTIES OF CRYOCATH

17.1. CryoCath represents and warrants to Endocare as at the Closing Date as set forth in the following Subsections of this Section, and acknowledges that Endocare is relying upon such representations and warranties in entering into this Agreement.

         17.1.1. Due Organization. CryoCath is a company duly organized, validly existing and in good standing under the laws of the Province of Quebec and has full

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                                     - 24 -

                  power and authority under applicable corporate law to own, lease and operate its Properties and to carry on its affairs as they are presently conducted.

         17.1.2. Authority; Binding Nature of Agreement. The execution, delivery and performance by CryoCath of this Agreement have been duly authorized by all necessary corporate action on the part of CryoCath. This Agreement constitutes the legal, valid and binding obligation of CryoCath, enforceable against CryoCath by Endocare in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         17.1.3. No Bankruptcy. There has not been filed any petition or application, or any Proceeding commenced which has not been discharged, by or, to CryoCath's Knowledge, against CryoCath with respect to any Properties of CryoCath, under any Legal Requirement relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by CryoCath for the benefit of creditors.

         17.1.4. Non-Contravention; Consents. Neither the execution and delivery of this Agreement by CryoCath, nor the consummation or performance of any of the transactions contemplated herein by CryoCath, will directly or indirectly, with or without notice or lapse of time:

                  (a) to CryoCath's Knowledge, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which CryoCath is subject; or

                  (b) contravene, conflict with or result in a violation of the provisions of CryoCath's articles of incorporation and by-laws, including all amendments thereto;

                  To CryoCath's Knowledge, CryoCath will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

         17.1.5. Compliance with Legal Requirements. To CryoCath's Knowledge, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) would be reasonably likely to have a material adverse effect on the Purchased Assets or on the ability of CryoCath to comply with or perform any covenant or obligation under this Agreement, or (b) would be reasonably likely to have the effect of preventing, delaying, making illegal or interfering with the transactions contemplated herein.

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                                     - 25 -

         17.1.6. Proceedings; Orders. (a) To CryoCath's Knowledge, there is no pending Proceeding against CryoCath (and it has not been served with notice of process of any such Proceeding) and (b) neither CryoCath nor, to CryoCath's Knowledge, any other Person, has threatened to commence any Proceeding that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or interfering with, any of the transactions contemplated herein. To CryoCath's Knowledge, there is no proposed Order that, if issued or otherwise put into effect, would be reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated herein.

         17.1.7. Commission. Endocare will not be liable for any brokerage commission, finders' fee or other like payment in connection with the transactions contemplated hereby because of any action taken, or agreement or understanding reached, by or on behalf of CryoCath.

         17.1.8. Financial Statements. The CryoCath Financial Statements fairly present in all material respects the properties, assets, liabilities, financial condition, results of operations, changes in shareholders' equity and cash flows of CryoCath as at the respective dates of September 31, 2002 and December 31, 2002 and for the periods referred to in such financial statements, all in accordance with GAAP, applied consistently and in accordance with past practices. As of the date hereof, there has been no change in the CryoCath's accounting polices since December 31, 2002. Except to the extent reflected or reserved for in the CryoCath Financial Statements, CryoCath has no liabilities or obligations which (i) would have a material adverse effect on the business, financial condition or results of operation of CryoCath or (ii) that would normally be shown on a balance sheet prepared in accordance with GAAP, except liabilities or obligations incurred in the ordinary course of business since December 31, 2002.

         17.1.9. Residency. CryoCath is a resident of Canada within the meaning of the Canada-U.S. Tax Treaty.

18.      INDEMNIFICATION

18.1. SURVIVAL. All of the representations and warranties made by the parties in Articles 16 and 17 of this Agreement shall be continuing and shall survive the execution hereof and any investigation made at any time by or on behalf of the other party until *** , except that (a) any claim asserted in writing in respect of any such representations and warranties prior to *** shall survive until finally resolved and satisfied in full (b) any representations and warranties relating to Tax matters shall survive until *** ; (c) any representation and warranty made in Subsections 16.1.2, 16.1.6 and 17.1.2 shall be *** ; and (d) any representation and warranty in respect of which a claim based on fraud or intentional misrepresentation is made shall be *** .

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                                     - 26 -

18.2. ENDOCARE INDEMNIFICATION COVENANT. Endocare shall indemnify and hold harmless CryoCath, its Affiliates and their respective employees, officers, directors and agents (each, a "CRYOCATH INDEMNIFIED PARTY") from and against any and all claims, demands, lawsuits, proceedings, settlement amounts, liability, loss, damage, cost and expense (including reasonable legal fees whether or not involving a third party) (collectively, "LIABILITY") which may be asserted against a CryoCath Indemnified Party or which a CryoCath Indemnified Party may incur, suffer or be required to pay resulting from, arising out of or in connection with or attributable to (a) the breach by Endocare of any representation or warranty of Endocare contained in this Agreement; (b) any failure of Endocare to duly perform, observe or fulfill any term, provision, covenant or agreement contained herein; (c) any noncompliance by Endocare with any bulk sales Legal Requirement or any other Legal Requirement having similar effect in respect of the transactions contemplated herein; (d) the failure to remit withholding Taxes (including, for greater certainty, all penalties, interest and interest on penalties and all reasonable costs) in respect of amounts payable to Endocare hereunder; (e) Endocare's failure to pay Taxes that created a Permitted Encumbrance on the Purchased Assets prior to the Closing; or (f) except as provided in Article 36, Endocare's ownership or operation of the Purchased Assets prior to Closing, including its manufacture of Licensed Cardiovascular Products.

18.3. CRYOCATH INDEMNIFICATION COVENANT. CryoCath shall indemnify and hold harmless Endocare, its Affiliates and their respective employees, officers, directors and agents and its employees, officers, directors and agents (each, an "ENDOCARE INDEMNIFIED PARTY") from and against any Liability which may be asserted against the Endocare Indemnified Party or which the Endocare Indemnified Party may incur, suffer or be required to pay resulting from, arising out or in connection with or attributable to (a) the breach by CryoCath of any representation or warranty of CryoCath contained in this Agreement; (b) any failure by CryoCath to duly perform, observe or fulfill any term, provision, covenant or agreement contained herein or (c) CryoCath's ownership or operation of the Purchased Assets or the Business on or after the Closing.

18.4. NOTICE OF CLAIM; DEFENSE. If any Proceeding is filed or initiated against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within ten (10) days after the service of the citation or summons); provided, however, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such Proceeding, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such Proceeding and to employ and engage attorneys of its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the indemnified party, at the indemnifying party's cost, risk and expense (unless (a) the indemnifying party has failed to assume the defense of such Proceeding or (b) the named parties to such Proceeding include both of the indemnifying party and the indemnified party, and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate), and to compromise or settle such Proceeding, which compromise or settlement shall be

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                                     - 27 -

         made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. The indemnified party may withhold such consent if such compromise or settlement would adversely affect the conduct of business or requires less than an unconditional release to be obtained. If (i) the indemnifying party fails to assume the defense of such Proceeding within fifteen (15) days after receipt of notice thereof pursuant to this Section 18.4, or (ii) the named parties to such Proceeding include both the indemnifying party and the indemnified party and the indemnified party and its counsel determine in good faith that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party and that joint representation would be inappropriate, the indemnified party against which such Proceeding has been filed or initiated will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such Proceeding on behalf of and for the account and risk of the indemnifying party; provided, however, that such Proceeding shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes defense of the Proceeding, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement and will consult with, when appropriate, and consider any reasonable advice from, the indemnifying party of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section
         18.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless the indemnified party from and against any Liability by reason of such settlement or judgment.

         Regardless of whether the indemnifying party or the indemnified party takes up the defense, the indemnifying party will pay reasonable costs and expenses in connection with the defense, compromise or settlement for any Proceeding under this Section 18.4 as they come due, subject to the limitations set forth in this Section 18.4.

         The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such Proceeding and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such Proceeding and any appeal arising therefrom. In the event the indemnifying party does not pay all expenses due under this Section 18.4 when due, the indemnified party shall be entitled to settle any Proceeding under this
         Section 18.4 without the consent of the indemnifying party and without waiving any rights the indemnified party may have against the indemnifying party.

18.5.    LIMITATIONS OF LIABILITY.

         18.5.1. Threshold Amount. Neither indemnifying party shall have any liability with respect to the matters described in Sections
                  18.2 and 18.3 above unless and until the aggregate amount of Liability equals or exceeds *** (the "THRESHOLD AMOUNT"). At such time as the aggregate amount of Liability exceeds the Threshold Amount, the applicable indemnified party or parties shall be indemnified to the full extent of all such Liability (including Liability counted in determining whether the aggregate amount of Liability equals or


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                                     - 28 -

                  exceeds the Threshold Amount); provided, however, that this Subsection 18.5.1 shall not apply to (a) any intentional or fraudulent breach of a representation or warranty set forth herein by Endocare or CryoCath or any fraudulent breach of a covenant or obligation set forth herein by Endocare or CryoCath; or (b) any breach by Endocare or CryoCath of the representations or warranties set forth in Subsections 16.1.2,
                  16.1.6 or 17.1.2; or (c) Endocare's indemnification obligations under Section 18.2(e).

         18.5.2. Limitation of Liability. Except as set forth in this Subsection 18.5.2, the Liability of Endocare pursuant to this Agreement shall in any event, in the aggregate, be limited to *** . Except as set forth in this Subsection 18.5.2, the Liability of CryoCath pursuant to this Agreement shall in any event, in the aggregate, be limited to *** . The limitation of liability set out in this Subsection 18.5.2 shall not apply to
                  (a) any intentional or fraudulent breach of a representation or warranty set forth herein by Endocare or CryoCath or any willful misconduct intending to and actually resulting in a breach of a covenant or obligation (or any fraudulent breach of a covenant or obligation) set forth herein by Endocare or CryoCath; (b) any breach by Endocare or CryoCath of the representations or warranties set forth in Subsections 16.1.2,
                  16.1.6 or 17.1.2; (c) any breach by Endocare or CryoCath of the obligations set forth in Part G; (d) Endocare's indemnification obligations under Sections 18.2(c) and 18.2(e); or (f) any breach by CryoCath of the obligations set forth in Sections 6, 7, or 8.

         18.5.3. Consequential Damages. Except as set forth in this Subsection 18.5.3, the Liability of either party hereunder shall exclude Consequential Damages, even if the indemnifying party has been advised of or otherwise is aware of the possibility of such damages. The aforesaid exclusion shall not apply to any intentional or fraudulent breach of a representation or warranty set forth herein by Endocare or CryoCath or any willful misconduct intending to and actually resulting in a breach of a covenant or obligation (or any fraudulent breach of a covenant or obligation) set forth herein by Endocare or CryoCath.

18.6. EXCLUSIVITY. Subject to the provisions of Part H, the parties hereto acknowledge and agree that the indemnity obligations set forth in this
         Article 18 shall be the exclusive remedy of the indemnified parties with respect to Liability resulting or arising in any manner from or with respect to this Agreement or the transactions contemplated hereby, whether such claims arise out of contract, tort, or violation of law, except that this exclusivity limitation shall not apply to (a) any intentional or fraudulent breach of a representation or warranty set forth herein by Endocare or CryoCath or any willful misconduct intending to and actually resulting in a breach of a covenant or obligation (or any fraudulent breach of a covenant or obligation) set forth herein by Endocare or CryoCath; or (b) any breach by Endocare or CryoCath of the obligations set forth in Part G.

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                                     - 29 -

             PART G - CONFIDENTIALITY, PUBLICITY AND NON-COMPETITION

19.      CONFIDENTIAL INFORMATION

19.1. Each party (the "RECEIVING PARTY") understands that the other party (the "DISCLOSING PARTY") has disclosed or may disclose Confidential Information. The purpose of this Article 19 is to prevent the unauthorized disclosure or use of Confidential Information.

         For purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean any information disclosed by the Disclosing Party to the Receiving Party in connection with this Agreement (including the terms of this Agreement) (a) that is identified to the Receiving Party as, or that the Receiving Party knows (or should know, acting reasonably, in light of the circumstances under which such information is disclosed) is, the Disclosing Party's confidential or proprietary information, and (b) that is not generally known to the public at the time it is disclosed to the Receiving Party. Confidential Information may include, but shall not be limited to, trade secrets, know-how, negative know-how, formulas, patterns, compilations, programs, devices, methods, techniques, processes, inventions, source codes, diagrams, marketing and pricing information, business strategies and information regarding customers and suppliers. Notwithstanding any the foregoing to the contrary, all Technology and Technical Information (including, without limitation, all Technology and Technical Information described or embodied in the Purchased Assets) will constitute Confidential Information of Endocare.

         The Receiving Party agrees as follows:

         19.1.1. the Receiving Party shall hold and maintain all Confidential Information of the Disclosing Party in strictest confidence and shall only use such Confidential Information solely and exclusively for the purposes of, or as permitted under, this Agreement;

         19.1.2. the Receiving Party shall not, without the prior written approval of the Disclosing Party, use for its own benefit, publish or otherwise disclose to others, or permit the use by others for their benefit or to the detriment of the Disclosing Party, any of the Confidential Information of the Disclosing Party. The Receiving Party may, subject to first having provided prior written notice to the Disclosing Party, make disclosures to the extent (a) required to comply with the Receiving Party's obligations under applicable securities laws, including, without limitation, the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended, but only after the Receiving Party consults with the Disclosing Party regarding the necessity and form of any such disclosure, and provides the Disclosing Party a reasonable opportunity to review the proposed disclosure and comment thereon, and (b) required by law or by court order, provided that, prior to any such required disclosure, the Receiving Party shall give the Disclosing Party reasonable advance notice of any such disclosure and shall reasonably cooperate with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information.

         19.1.3. the Receiving Party shall restrict access to the Confidential Information of the Disclosing Party to those of its officers, directors, consultants, contractors and employees who (a) need such access in order to execute the transactions or render the services contemplated hereunder or obtain Regulatory Approvals for the Licensed Cardiovascular Products and (b) any permitted Sub-licensee, lender, investor or financial partner approached and/or retained by the Receiving Party to finance partially or totally the transactions contemplated herein, including any of the representatives, agents, advisors, directors or officers of such entities who have a reasonable need to know the Confidential Information for the purpose of evaluating the Receiving Party and/or the transactions contemplated herein; provided the Persons set forth under (a) and (b) above (collectively, the "AUTHORIZED RECEIVING THIRD PARTIES") have entered into written agreements with the Receiving Party requiring them to comply with obligations and restrictions that are at least as protective of the Confidential Information as the terms and conditions of this Article 19; and provided, further, such Authorized Receiving Third Party is not a competitor of the Disclosing Party. For purposes of this Subsection 19.1.3, a competitor of Endocare is a Person engaged in the CryoCath Restricted Business and a competitor of CryoCath is a Person engaged in the Endocare Restricted Business. The Receiving Party further agrees that it will advise each of the persons to whom it provides access to any of the Confidential Information of the Disclosing Party pursuant to the foregoing sentence that such persons are strictly prohibited from making any use for their benefit or to the detriment of the Disclosing Party, from publishing or otherwise disclosing to others, or from permitting others to use, any of the Confidential Information of the Disclosing Party;

         19.1.4. the Confidential Information of the Disclosing Party will not be used in any way against the Disclosing Party's interests, including, without limitation, to file any patent application relating to such Confidential Information, to provide any reexamination or any interference with any patent application which has been filed or will be filed by the Disclosing Party relating to the Confidential Information, and will not be used to amend any claim in any pending patent application to expand the claim to read on, cover, or dominate any invention (whether or not patentable) disclosed in such Confidential Information;

         19.1.5. the Receiving Party shall take all necessary action to protect the confidentiality of the Disclosing Party's Confidential Information and avoid the unauthorized use, disclosure, publication, and dissemination of the Disclosing Party's Confidential Information;

         19.1.6. the Disclosing Party and the Receiving Party agree that the obligations of confidentiality and non-use imposed in Subsections 19.1.1, 19.1.2, 19.1.3 and 19.1.5 shall apply to each item of Confidential Information for a period of fifteen
                  (15) years following the disclosure date thereof, and such obligations will not apply to information to the extent:

                  (a) such information is now or becomes (through no improper action or inaction by Receiving Party) part of the public domain, but only after such information has become part of the public domain; or

                  (b) such information is already known to the Receiving Party at the time of disclosure and is not subject to any confidentiality obligations or restrictions; or

                  (c) such information was rightfully disclosed to the Receiving Party by a third party without restriction and without violation of Disclosing Party's rights; or

                  (d) such information can be shown by clear and convincing, contemporaneously created written evidence to have been independently developed by the Receiving Party without use of any Confidential Information of the Disclosing Party or by employees of the Receiving Party who have had no access to any such Confidential Information;

                  provided, however, that without limiting the other provisions of this Agreement, nothing in this Article 19 shall be construed as granting, in any way, any type of assignment or license under any patent, trademark, trade secret or copyright of Disclosing Party or any other entity.

19.2. Each party, as the Receiving Party, will notify the other party, as the Disclosing Party, of any actual or suspected unauthorized use or disclosure of the Disclosing Party's Confidential Information of which the Receiving party has Knowledge. The Receiving Party will reasonably cooperate with the Disclosing Party in the investigation and prosecution of such unauthorized use or disclosure.

19.3. Any unauthorized use or disclosure of the Disclosing Party's Confidential Information by an Authorized Receiving Third Party (a "BREACHING AUTHORIZED RECEIVING THIRD PARTY") shall be deemed a breach of this Article 19 by the Receiving Party and the Disclosing Party shall have the same rights and remedies against the Receiving Party as it would if such unauthorized use or disclosure had been made by the Receiving Party; provided, however, that if (a) the Receiving Party had entered into a written agreement with the Breaching Authorized Receiving Third Party prohibiting such unauthorized use or disclosure of the Confidential Information of the Disclosing Party and (b) upon becoming aware of such unauthorized use or disclosure by the Breaching Authorized Receiving Third Party, the Receiving Party takes all necessary action to safeguard and maintain the secrecy, confidentiality and value of the Disclosing Party's Confidential Information and avoid further unauthorized use or disclosure of the Disclosing Party's Confidential Information by said Breaching Authorized Receiving Third Party, including, without limitation, appropriate judicial action and relief against said Breaching Authorized Receiving Third Party, then, notwithstanding anything to the contrary herein contained, the Disclosing Party shall not be permitted to terminate this Agreement solely because of such breach, but will otherwise be entitled to all other rights and remedies provided hereunder.

19.4. *** , the parties further covenant and agree to maintain, in all material respects, procedures and processes of the type and nature currently and regularly used by each party to safeguard *** . The parties agree and acknowledge that a breach of the foregoing covenant set forth in this Section 19.4 shall not constitute a breach under this Agreement, unless and until the failure to comply with the foregoing covenant leads to an *** . The party having knowledge of such *** shall promptly disclose such knowledge to the other party, and the parties then will jointly cooperate with each other in a commercially reasonable fashion to investigate and prevent such *** . Notwithstanding anything to the contrary, nothing in this Section 19.4 shall be construed as derogating from either party's obligations under
         Article 2.

20.      PUBLICITY

20.1. Except as provided in Article 19, a party may not use the name of the other party in any publicity, advertising or in any other public way and, may not issue press releases or otherwise publicize or disclose any information related to: (a) the Licensed Cardiovascular Products;
         (b) the terms or conditions of this Agreement; or (c) any information relating to the subject matter hereof, without the prior written consent of the other party or except as otherwise permitted pursuant to this Agreement. Notwithstanding the foregoing, after the execution of the Agreement, the parties may issue press releases to announce the execution of this Agreement without the written consent of the other party, provided, that the other party has been given an opportunity to review and comment on such press release; each of the parties shall use its best efforts to ensure that such initial press releases are issued on the same day. Following such initial press releases, either party may use the specific information contained therein, or in any subsequent public announcements or publications made by the other party or by mutual agreement of the parties, in its investor relations and public relations activities.

21.      NON-COMPETITION

21.1. ENDOCARE COVENANT NOT TO COMPETE. Endocare *** hereby grants CryoCath a covenant not to compete (the "ENDOCARE COVENANT") on the terms and conditions set forth in this Section 21.1. Endocare covenants and agrees that, *** , Endocare shall not, directly or indirectly, engage in, participate in or carry on, or authorize, assist or finance any Person (other than CryoCath) to engage in, participate in or carry on, any business utilizing cryotherapy applications (whether or not including the Technology) for any and all Cardiovascular Uses including, without limitation, the Business (the "ENDOCARE RESTRICTED BUSINESS") anywhere in the world, whether individually or in partnership or association with any one or more Persons, and whether as a principal, partner, shareholder, subsidiary, investor, owner (except through ownership of less than *** of the outstanding stock of a company engaged in any of the Endocare Restricted Business anywhere in the world, where such stock is listed on a recognized securities exchange, quoted on a national market system or actively traded

-----------------

         *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

         in the over-the-counter market), agent, consultant or in any other capacity. It is further agreed that, subject to compliance with the next following paragraph, the Endocare Covenant shall not apply to any Endocare New Owner, including as a consequence of the transfer or assignment of the Endocare Covenant by operation of law to such Endocare New Owner or as a consequence of the sale of all or substantially all of the assets of Endocare to such Endocare New Owner. For greater certainty, notwithstanding Section 26 but subject to compliance with the next following paragraph, the Endocare Covenant will not bind the surviving corporation resulting from the merger of Endocare with or into an Endocare New Owner nor will it bind an Endocare New Owner which acquires all or substantially all of the assets of Endocare.

         In addition, Endocare shall not, directly or indirectly, permit or tolerate that the Technology and/or Endocare's Intellectual Property Rights in the Technology (except with respect to Confidential Information that has become generally known to the public through no act or omission of Endocare or any Authorized Receiving Third Party of Endocare) be made available to any Endocare New Owner for Cardiovascular Uses, and Endocare shall take all appropriate measures to ensure compliance with the foregoing.

         Endocare shall use reasonable commercial efforts to cause any Endocare New Owner to agree to be bound by the provisions of this Section 21.1 to the same extent and in the same manner as Endocare. For the purposes hereof, "ENDOCARE NEW OWNER" shall mean any Person which acquires Control of Endocare or who acquires all or substantially all of Endocare's assets on an arm's length basis.

         This Section 21.1 does not in any manner limit the generality of the provisions of Section 2.1.

21.2. CRYOCATH COVENANT NOT TO COMPETE. CryoCath *** hereby grants Endocare a covenant not to compete (the "CRYOCATH COVENANT") on the terms and conditions set forth in this Section 21.2. CryoCath covenants and agrees that, *** , CryoCath shall not, directly or indirectly, engage in, participate in or carry on, or authorize, assist or finance any Person to engage in, participate in or carry on, any business utilizing cryotherapy applications (whether or not including the Technology) for any and all urological targets and urological applications (including cryosurgery of the prostate) (the "CRYOCATH RESTRICTED BUSINESS") anywhere in the world, whether individually or in partnership or association with any one or more Persons, and whether as a principal, partner, shareholder, subsidiary, investor, owner (except through ownership of less than *** of the outstanding stock of a company engaged in any of the CryoCath Restricted Business anywhere in the world, where such stock is listed on a recognized securities exchange, quoted on a national market system or actively traded in the over-the-counter market), agent, consultant or in any other capacity. It is further agreed that, subject to compliance with the next following paragraph, the CryoCath

-----------------

         *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

         Covenant shall not apply to any CryoCath New Owner, including as a consequence of the transfer or assignment of the CryoCath Covenant by operation of law to such CryoCath New Owner or as a consequence of the sale of all or substantially all of the assets of CryoCath to such CryoCath New Owner. For greater certainty, notwithstanding Section 26 but subject to compliance with the next following paragraph, the CryoCath Covenant will not bind the surviving corporation resulting from the merger of CryoCath with or into a CryoCath New Owner nor will it bind a CryoCath New Owner which acquires all or substantially all of the assets of CryoCath.

         In addition, CryoCath shall not, directly or indirectly, permit or tolerate that the Technology and/or Endocare's Intellectual Property Rights in the Technology (except with respect to Confidential Information that has become generally known to the public through no act or omission of CryoCath or any Authorized Receiving Third Party of CryoCath), be made available to any CryoCath New Owner for any uses other than Cardiovascular Uses, and CryoCath shall take all appropriate measures to ensure compliance with the foregoing.

         CryoCath shall use reasonable commercial efforts to cause any CryoCath New Owner to agree to be bound by the provisions of this Section 21.2 to the same extent and in the same manner as CryoCath. For the purposes hereof, "CRYOCATH NEW OWNER" shall mean any Person which acquires Control of CryoCath or who acquires all or substantially all of CryoCath's assets on an arm's length basis.

         This Section 21.2 does not in any manner limit the generality of the provisions of Section 2.2.

                          PART H - TERM AND TERMINATION

22.      TERM AND TERMINATION

22.1. TERM. This Agreement shall be effective commencing on the Closing Date and shall remain in effect until terminated with the mutual agreement of the parties, unless terminated by a party pursuant to the provisions of this Agreement.

22.2. TERMINATION. Except as otherwise set forth in this Agreement, either party may terminate this Agreement for the uncured material breach of this Agreement by the other party, unless such terminating party has committed an uncured material breach of this Agreement, as follows:

         (a) the party contending there is a material breach of this Agreement (the "CHARGING PARTY") must first give written notice to the breaching party (the "ACCUSED PARTY") of the nature of the breach. If the Accused Party has not, within the Cure Period, cured such breach the Charging Party will have the right, but not the obligation, to terminate this Agreement immediately upon written notice following the expiry of the Cure Period;

         (b) as used in this Section 22.2, "CURE PERIOD" will have the following meaning:

                  (i) where the breach relates to (A) a failure to comply with Legal Requirements, (B) a breach of a party's non-competition covenant, or (C) the unauthorized use of a party's Confidential Information, or (D) a breach of a party's obligations under Section 2.1 and
                           Section 2.2, the Cure Period will mean the ten (10) days following the Accused Party's receipt of written notice of such breach;

                  (ii) in all other cases, the Cure Period will mean the thirty (30) days following the Accused Party's receipt of written notice of such breach.

         Notwithstanding anything in this Article 22 to the contrary, Endocare may not terminate this Agreement under this Section 22.2 after all four U.S. $2.5 million payments set out in Article 8 have been made by CryoCath in accordance with this Agreement, notwithstanding any breach or default of this Agreement committed by CryoCath (whether or not material or cured, and regardless of the gravity or gross negligence, willful misconduct or bad faith of CryoCath). Without limiting the generality of the foregoing, in the event that Endocare has notified CryoCath in writing of a material breach by CryoCath under this Agreement pursuant to Section 22.2 prior to CryoCath having made all four U.S. $2.5 million payments set out in Article 8, CryoCath shall be entitled to pay all of the unpaid portions of the four U.S. $2.5 million payments set out in Article 8, and if CryoCath pays such unpaid portions prior to the expiration of the Cure Period, Endocare may not terminate this Agreement under this Section 22.2. For purposes of clarification, nothing in this Section 22.2 shall preclude Endocare from exercising all rights and remedies available under applicable law, excluding any termination of this Agreement, to prevent CryoCath and Sub-licensees from using the Technology in connection with purposes or uses other than Cardiovascular Uses, or from using the Technology in any manner not permitted under the terms and conditions of this Agreement (including, without limitation, Article 2), whether or not CryoCath has made all four U.S.$2.5 million payments set out in Article 8 in accordance with this Agreement.

22.3.    EFFECT OF TERMINATION.

         22.3.1. Upon termination of this Agreement pursuant to Section 22.2, all licenses granted pursuant to Article 2 and all sublicenses granted pursuant to Article 3 will immediately terminate.

         22.3.2. Upon termination of this Agreement pursuant to Section 22.2, CryoCath will promptly return to Endocare or destroy all tangible, electronic and other embodiments and copies of all
                  (a) Confidential Information of Endocare, (b) all Technology (including New Technology) and (c) all Technical Information.

         22.3.3. Upon any termination of this Agreement by Endocare, the due date of any royalties accrued prior to such termination will be accelerated and such royalties will become immediately due and payable, and all other payments hereunder (including, without limitation, the four U.S. $2.5 million payments set out in Article 8) will become immediately due and payable, regardless of whether any conditions to the accrual of such payments were satisfied prior to such termination.

22.4. SURVIVAL. Notwithstanding any termination of this Agreement, the parties agree that Articles and Sections (as applicable) 1, 3.3, 4, 6.1, 6.2, 6.3, 9, 14.3 (the provisions of Section 14.3 shall only survive with respect to any suits or other legal proceedings that commenced prior to the termination of this Agreement), 14.4 (the provisions of Section 14.4 shall only survive with respect to any suits or other legal proceedings that commenced prior to the termination of this Agreement), 15 (the provisions of Article 15 shall survive only with respect to any suits or other legal proceedings that commenced prior to the termination of this Agreement), 16 (subject to Section 18.1), 17 (subject to Section 18.1), 18, 19 (excluding Section 19.4), 20, 21, 22, 23, 27 to 30 (inclusive), 36 and 37 of this Agreement shall continue in effect after termination of this Agreement.

22.5. Neither Endocare nor CryoCath shall be liable to the other, because of any termination of this Agreement in accordance with the terms hereof, for compensation, reimbursement or damages: (a) for the loss of prospective profits, anticipated sales or goodwill; (b) on account of any expenditures, investments or commitments made by either party; or
         (c) for any other reason whatsoever based upon the result of such termination.

23.      DISPUTE RESOLUTION

23.1. NEGOTIATION. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. Except as provided in Section 23.3, no formal dispute resolution shall be used by either party unless and until the chief executive officers of each party shall have attempted to meet in person to achieve such an amicable resolution, provided that if such meeting has not taken place within ten (10) days following the receipt by one party of a written request to negotiate from the other party, either party shall be entitled to defer the dispute, controversy or claim to arbitration in the manner set out below.

23.2. ARBITRATION. Subject to the reservation of the parties under Section 23.3, any dispute, controversy, disagreement or claim that arises out of or relates to this Agreement that is not resolved under Section 23.1, including without limitation any questions regarding its existence, formation, validity, enforceability, performance or termination (a "DISPUTE"), shall be settled by final and binding arbitration in accordance with the applicable arbitration rules of the International Chamber of Commerce. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The seat of arbitration shall be New York, New York, USA. The arbitration shall be conducted in the English language by three (3) arbitrators. The two (2) party appointed arbitrators shall have knowledge of and experience in technology licensing and, if practically possible, in the medical device industry.

23.3. SPECIAL RULES. The parties hereby stipulate that any arbitration hereunder shall be subject to the following rules: (a) the arbitrators may not award or assess punitive damages against either party; and (b) each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

23.4. INJUNCTIVE RELIEF. Each party acknowledges and agrees that the breach by it of any of the provisions of Articles 19 (excluding Section 19.4) and 21 would cause serious and irreparable harm to the other party which could not adequately be compensated for in damages. Therefore, notwithstanding the provisions of Sections 18.6, 23.1, 23.2 and 30.1, each party hereby expressly reserves, upon such breach or threatened breach by a party, the right to seek injunctive, equitable or similar relief from any court of competent jurisdiction, and the provisions of this Section shall not be construed so as to be in derogation of any other remedy which the other party may have in the event of such a breach. For greater certainty, nothing in this Agreement shall be construed as restricting in any manner whatsoever each party's right to seek injunctive, equitable or similar relief against any Person other than the other party.

23.5. CONFIDENTIALITY. The parties undertake as a general principle to keep confidential all information concerning the existence of the arbitration, all awards in the arbitration, all materials in the proceedings created or used for the purpose of the arbitration, and all materials and information produced during the arbitration ("CONFIDENTIAL ARBITRATION INFORMATION") and not in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or set aside an award in bona fide legal proceedings before a competent court. Each party shall obtain and deposit with the arbitrators a signed confidentiality undertaking from its independent experts and consultants regarding the Confidential Arbitration Information.

                             PART I - MISCELLANEOUS

24.      NOTICES

24.1. ADDRESS DETAILS All notices or other communications to a party required or permitted hereunder shall be deemed given if in writing and delivered personally or sent by telecopy (with confirmation of transmission) or certified mail (fare pre-paid and return receipt requested) to such party at the following address (or at such other addresses as shall be specified by like notice):

         If to CryoCath, to:                CryoCath Technologies Inc.
                                            16771 Chemin Ste-Marie
                                            Kirkland, Quebec, Canada H9H 5H3

                                            Attention: General Counsel
                                            Fax: (514) 694-9960

         With a required copy to:           CryoCath Technologies Inc.
                                            16771 Chemin Ste-Marie
                                            Kirkland, Quebec, Canada H9H 5H3

                                            Attention: President and CEO
                                            Fax (514) 694-1361
         and if to Endocare, to:            Endocare, Inc.
                                            201 Technology Drive
                                            Irvine, California 92618

                                            Attention: President and CEO
                                            Fax (949) 595-4766

         with a required copy to:           Morrison & Foerster LLP.
                                            3811 Valley Centre Drive, Suite 500
                                            San Diego, California 92130-2332

                                            Attention: Steven G. Rowles
                                            Fax (858) 720-5125

         CryoCath and Endocare may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner prescribed herein.

24.2. TIME OF RECEIPT. Any notice required or permitted to be given concerning this Agreement shall be deemed to have been received by the party to whom it is addressed:

         24.2.1. if delivered by hand, upon receipt at the premises referred to above; or

         24.2.2. if sent by post or by courier, on the date it was received as recorded on the return receipt if received on a Business Day, and otherwise on the next Business Day; or

         24.2.3. if sent by facsimile (confirmed by letter sent by first class post), at the time of receipt shown on the transmission confirmation report if received on a Business Day, and otherwise on the next Business Day.

24.3. LANGUAGE OF NOTICE. Any notice or other document served by one party on the other in accordance with the terms of this Agreement shall be in the English language and shall not be validly served unless this condition is complied with.

25.      FORCE MAJEURE

25.1. Failure of any party to perform its obligations under this Agreement (except for payment of moneys due under this Agreement) shall not subject such party to any liability to the other party or place such party in breach of any term or condition of this Agreement if such failure is due to any cause beyond the reasonable control of such non-performing party ("FORCE MAJEURE"). Causes of non-performance constituting Force Majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, act of terrorism, sabotage, embargo, strikes or other labour trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with colour of right. The party affected shall promptly notify the other party of the condition constituting Force Majeure as defined herein and shall exert commercially reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations promptly; provided, however, that nothing contained herein shall require any party to settle on terms unsatisfactory to such party any strike, lock-out or other labour difficulty, any investigation or proceeding by any public authority, or any litigation by any third party. If a condition constituting Force Majeure as defined herein exists for more than thirty (30) consecutive days, the parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

26.      ASSIGNMENTS

26.1. Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as expressly permitted hereunder) or otherwise disposed of, by operation of law or otherwise, to any third party, without the prior written consent of the other party. Any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 26.1 shall be a material breach of this Agreement by the attempting party, and shall be void and without force or effect; provided, however, either party may, without such consent, assign the Agreement, together with all of its rights and obligations hereunder (solely under the condition that the assigning party remain fully responsible and liable to the other party for its duties and obligations under this Agreement), in connection with the transfer or sale of all or substantially all of its assets or in the event of its merger or consolidation or change in Control or similar transaction.

26.2. This Agreement shall be binding upon, and inure to the benefit of, each party and its permitted successors and assigns.

27.      SEVERABILITY

27.1. In the event that any Article or any part of any Article contained in this Agreement is declared invalid or unenforceable by the judgment or decree by consent or otherwise of a Court of competent jurisdiction not subject to appeal, all other Articles or parts of Articles contained in this Agreement shall remain in full force and effect and shall not be affected thereby for the term of this Agreement, and such Article or part thereof shall be enforced to the maximum extent possible so as to effect the intent of the parties and shall be reformed without further action by the parties to the extent necessary to make such provision valid and enforceable.

28.      WAIVER

28.1. No relaxation, forbearance, failure, delay or indulgence by either party in enforcing any of the terms and conditions of this Agreement or the granting of time by either party to the other shall waive, prejudice, affect or restrict the rights and powers of that said party hereunder nor shall any waiver by either party of any breach hereof operate as a waiver of or in relation to any subsequent or any continuing breach hereof.

28.2. A waiver by one party of a breach by the other of any term of this Agreement shall not prevent the subsequent enforcement of that term and shall not be deemed a waiver of any subsequent breach.

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                                     - 40 -

29.      LEGAL COUNSEL

29.1. Each party hereto acknowledges that it has been represented by legal counsel in connection with this Agreement and that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the parties agree that no presumption shall exist or be implied against either party.

30.      GOVERNING LAW AND JURISDICTION

30.1. This Agreement shall be governed by and construed and interpreted, and all disputes relating to or arising in connection with this Agreement (or the subject matter thereof) shall be resolved, in accordance with the laws of the State of New York, USA (as permitted by Section 5-1401 of the New York General Obligations Law or any similar successor provision) excluding any conflicting laws, rules or principals that might refer such construction to the laws of another jurisdiction; provided that issues relating to the validity and enforceability of patents shall be governed by the laws of the jurisdiction by which such patent was granted. This Agreement shall not be governed by the United Nations Convention on Contracts for the International Sale of Goods, the application of which is hereby expressly excluded. Subject to the provisions of Article 23, the parties hereby agree that the exclusive place of jurisdiction for any action, suit or proceeding relating to this Agreement shall be in the state and federal courts located in New York, New York, USA and each such party hereby irrevocably and unconditionally shall submit to the jurisdiction of such courts for purposes of any such proceeding. Each party hereby irrevocably waives any objection it may have to the venue of any action, suit or proceeding brought in such courts or to the convenience of the forum. Final judgment in any such proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described. Any such proceeding between the parties shall be conducted in the English language.

31.      COSTS OF PREPARATION

31.1. The parties hereto shall pay their own respective legal costs incurred in the drafting and negotiation of this Agreement.

32.      INDEPENDENT RELATIONSHIP

32.1. Nothing in this Agreement shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their respective agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever. Further, nothing in this Agreement shall entitle either party to make any representation or give a warranty on behalf of the other party.

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                                     - 41 -

33.      COUNTERPARTS

33.1. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against either party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

34.      RECORDING

34.1. If required by or desirable in accordance with applicable law, each party shall have the right, at any time, to record, register, or otherwise notify this Agreement in appropriate governmental or regulatory offices anywhere in the world, and each party shall provide reasonable assistance to the other in effecting such recording, registering or notifying. Notwithstanding the foregoing, prior to recording, registering, or otherwise notifying this Agreement, the party desiring to so record, register, or notify shall provide a copy of all materials to be filed for review, comment and approval by the other party, such approval not unreasonably to be withheld or delayed.

35.      FURTHER ACTIONS

35.1. Each party shall execute, acknowledge and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement including, without limitation, any filings with any antitrust agency which may be required.

36.      TRANSITION PRODUCTION

36.1. The parties hereby terminate the Existing Supply Agreement in its entirety, including without limitation, the survival provision set forth in Section 8.6 of the Existing Supply Agreement. The parties hereby set forth in this Article 36 their agreement with respect to the supply of Endocare Products to CryoCath.

         36.1.1. Reconciliation of Amounts Owed. The parties agree that as of the Closing, CryoCath is entitled to a *** rebate, offset by a *** receivable, under the Existing Supply Agreement. The *** balance thereof representing all amounts outstanding under the Existing Supply Agreement will be deducted from the *** payment to Endocare on the Closing Date under Subsection 8.1.1 of this Agreement.

         36.1.2. Post-Closing Probes and Consoles. Schedule 36.1.2 set forth the total manufacturing costs of a cryoprobe and a cryoconsole system and bills of materials setting forth the cost of components for such products. Endocare shall supply to CryoCath (a) twenty (20) (the "POST-CLOSING CONSOLES") and

-----------------

         *** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

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                                     - 42 -

                  (b) such number of cryoprobes required in order to complete CryoCath's open purchase order numbers 01620, 01997, 01998 and 01999 (the "POST-CLOSING PROBES"). CryoCath shall pay to Endocare (a) an amount equal *** and (b) an amount equal to *** , in each case based on the amounts set forth in Schedule
                  36.1.2. The parties shall agree in good faith on a payment, production and delivery schedule for the Post-Closing Consoles and Post-Closing Probes; provided, however, that such payment, production and delivery shall occur no later than May 15, 2003.

         36.1.3. Remaining Product Materials. Within five (5) days of the Closing Date, CryoCath shall purchase from Endocare all the components set forth on Schedule 36.1.3 (the "REMAINING PRODUCT MATERIALS") and pay to Endocare an amount equal to *** . The parties shall agree in good faith on a delivery schedule for the Remaining Product Materials. Delivery of the Remaining Product Materials shall be on an "ex works Endocare Irvine factory" basis.

         36.1.4.  Warranty Obligations.

                  (a) Endocare warrants that the Post-Closing Consoles shall be manufactured in accordance with the Quality Inspection Guidelines and shall be in working order at the time of delivery to CryoCath. Subject to the preceding sentence, the Post-Closing Consoles shall be purchased by CryoCath on an "as is" basis. Endocare shall have no warranty obligations (a) with respect to cryoconsole systems supplied by Endocare to CryoCath under the Existing Supply Agreement prior to the Closing Date, which obligations CryoCath hereby assumes, and (b) subject to the first sentence of this Subsection 36.1.4(a) (for which Endocare's warranty obligations shall be limited to Endocare's manufacturing costs for such nonconforming Post-Closing Consoles), with respect to the Post-Closing Consoles.

                  (b) Endocare warrants that the Post-Closing Probes are free from defect in material, design and workmanship. Notwithstanding anything to the contrary in the Existing Supply Agreement or herein and except as provided in this Article 36, CryoCath assumes liability in respect of the warranty obligations for the Post-Closing Probes and the cryoprobes supplied by Endocare to Cryocath under the Existing Supply Agreement, in consideration for Endocare's payment to CryoCath of *** at Closing.

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         *** Portions of this page have been omitted pursuant to a request for
         Confidential Treatment and filed separately with the Commission.


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                                     - 43 -

37.      ENTIRE AGREEMENT

37.1. This Agreement (including its Schedules) sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and merge all prior agreements (other than that certain Mutual Nondisclosure Agreement dated September 7, 2001, as amended as of November 14, 2001 (the "NONDISCLOSURE AGREEMENT")) and discussions between them and all prior memoranda of intent or understanding, including, without limitation, the Confidential Term Sheet dated January 17, 2003 and the Existing Supply Agreement. Any modification or amendment of any provision of this Agreement will be effective only if in writing and signed by an authorized representative of both parties. In the event the terms of this Agreement and the terms of the Nondisclosure Agreement conflict, the terms of this Agreement shall control.

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                                     - 44 -

         IN WITNESS whereof this Agreement has been executed and delivered the day and year first before written.

CRYOCATH TECHNOLOGIES INC.

Signed:           /s/ Steven G. Arless
                  ------------------------------------------

Name:                 Steven G. Arless
                  ------------------------------------------

Title:                President and CEO
                  ------------------------------------------

ENDOCARE, INC.

Signed:           /s/ Katherine Greenberg
                  ------------------------------------------

Name:                 Katherine Greenberg
                  ------------------------------------------

Title:                Chief Financial Officer
                  ------------------------------------------